Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is intended to amend that certain Employment Agreement by and between Mr. Samuel J. Meckey (the “Executive”) and UpHealth, Inc. (the “Company”), dated May 10, 2022 (the “Agreement”). The Executive and the Company are collectively referred to herein as the “Parties”. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Amendment is effective as of January 10, 2023.

WHEREAS, the Company desires to and the Executive has agreed to, subject to the terms and conditions of this Amendment, amend certain of the compensation terms of the Executive set forth in the Agreement.

NOW, THEREFORE, in consideration of mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Section 3.3.1.1 of the Agreement is hereby amended and replaced in its entirety to read as follows:

The Executive will be granted restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan in the amount of 4,300,000 (pre-split basis) or 430,000 (post-split basis), as determined by reference to the 10 to 1 reverse split of the Company’s common stock that the Company implemented in December 2022, RSUs that are eligible to vest subject to the Executive’s continued provision of services to the Company as further detailed below (the “Time-Based RSUs”). Subject to the Executive’s continued provision of services to the Company through the applicable vesting dates, the Time-Based RSUs are eligible to vest in accordance with the following schedule, as described in the applicable restricted stock unit agreement: 25% will vest on June 1, 2023 (the “Cliff Date”) and the remaining 75% will vest in equal quarterly installments on each subsequent August 1st, November 1st, February 1st and June 1st over the three years following the Cliff Date, such that the Time-Based RSUs will be 100% vested on the third anniversary of the Cliff Date and in each case subject to the Executive’s continued services with the Company through each such applicable vesting date.

2.	Section 3.3.1.2 is deleted in its entirety.

3.	Section 3.7.2. is amended and replaced in its entirety to read as follows:

the vesting of any equity awards that may potentially be granted to Executive that would otherwise be eligible to vest based on achievement of performance milestones (the “Performance-Based Equity Awards”) shall be fully accelerated at the target performance level.

4.	Section 3.8 is amended and replaced in its entirety to read as follows:

Supplemental Compensation. As additional consideration for the promises set forth above and hereunder, the Company shall pay to the Executive the below-listed amounts, subject to applicable withholding, on the corresponding dates, provided that the Executive remains employed with the Company through each applicable payment date, subject to the qualified termination severance benefit provisions in Section 4 herein:

Payment Amount	Payment Date
$500,000.00	January 13, 2023
$458,794.24	May 31, 2023
$1,062,347.00	January 1, 2024
$734,115.00	January 1, 2025

5.	All other terms and conditions of the Agreement shall continue in full force and effect.

6.	This Amendment may be executed and delivered electronically in separate counterparts that, together, constitute one instrument.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota. In the event of any dispute, this Amendment is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Executive or the Company or the “drafter” of all or any portion of this Amendment. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective on the date and year first above written.

UPHEALTH, INC.

Dated:	January 12, 2023	By:	/s/ Dr. Avi Katz
		Name:	Dr. Avi Katz
		Title:	Chairman of the Board of Directors

Dated:	January 12, 2023	By:	/s/ Samuel J. Meckey
		Name:	Samuel J. Meckey
		Title:	Chief Executive Officer

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